SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ( )
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
( )  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                         ONE PRICE CLOTHING STORES, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

( )  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                        One Price Clothing Stores, Inc.

                             1875 East Main Street
                          Highway 290, Commerce Park
                         Duncan, South Carolina 29334




                                  May 8, 1998




     Dear Stockholders:

      You are cordially invited to attend the annual meeting of stockholders of One Price Clothing Stores, Inc. (the "Company") to be held at the Greenville-Spartanburg Airport Marriott Hotel, I-85 and Pelham Road, Greenville, South Carolina, on Wednesday, June 10, 1998, at 9:00 a.m., local time.

       The principal business of the meeting will be to elect directors for the ensuing year and to review the results of the past year and report on our operations during the first quarter of fiscal 1998.

       We would appreciate your completing, signing, dating and returning to the Company the enclosed proxy card in the envelope provided at your earliest convenience. If you choose to attend the meeting, you may revoke your proxy and personally cast your votes.

                                        Sincerely yours,


                                        /s/ Henry D. Jacobs, Jr.
                                        _____________________________

                                        Henry D. Jacobs, Jr.
                                        Chairman of the Board

                        One Price Clothing Stores, Inc.

                             1875 East Main Street
                          Highway 290, Commerce Park
                         Duncan, South Carolina 29334


                ----------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 10, 1998
                ----------------------------------------------

      The annual meeting of stockholders (the "Annual Meeting") of One Price Clothing Stores, Inc. (the "Company") will be held on Wednesday, June 10, 1998, at 9:00 a.m., local time, at the Greenville-Spartanburg Airport Marriott Hotel, I-85 and Pelham Road, Greenville, South Carolina, for the purpose of considering and acting upon the following:

       1. The election of eight directors for the ensuing year; and

       2. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

      The Company has fixed May 1, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only stockholders of record of the Company at the close of business on May 1, 1998, will be entitled to vote at the Annual Meeting and any adjournment or adjournments thereof.

      WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.


                                        BY ORDER OF THE BOARD OF DIRECTORS,



                                        /s/ Grant H. Gibson
                                        ___________________________________

                                        Grant H. Gibson
                                        Secretary

    Duncan, South Carolina
    May 8, 1998

                        One Price Clothing Stores, Inc.

                             1875 East Main Street
                          Highway 290, Commerce Park
                         Duncan, South Carolina 29334
                                (864) 433-8888


                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of One Price Clothing Stores, Inc. (the "Company") of proxies to be voted at the Annual Meeting of stockholders of the Company (the "Annual Meeting") to be held at the Greenville-Spartanburg Airport Marriott Hotel, I-85 and Pelham Road, Greenville, South Carolina, on Wednesday, June 10, 1998, at 9:00 a.m., local time. The approximate date of mailing this Proxy Statement and the accompanying Notice of Annual Meeting and proxy card is May 8, 1998.


                                 VOTING RIGHTS

     Only stockholders of record at the close of business on May 1, 1998, are entitled to receive notice of and to vote at the Annual Meeting. As of such date, there were 10,435,531 shares outstanding of the Company's common stock, $.01 par value (the "Common Stock"). Each share of Common Stock is entitled to one vote.

     Each stockholder of record at the close of business on May 1, 1998, will be sent this Proxy Statement, the accompanying Notice of Annual Meeting, and a proxy card. Any proxy given pursuant to such solicitation that is received in time to be voted at the Annual Meeting and not revoked will be voted with respect to all shares represented by it and will be voted in accordance with the directions, if any, given in such proxy. If no contrary directions are given, all shares represented by a proxy will be voted FOR the proposal in Item 1 of the Proxy to elect as directors the nominees named in this Proxy Statement and in accordance with the best judgment of the proxy holders on any other matter that may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A stockholder may revoke a proxy by:
(i) delivery to the Secretary of the Company, at or before the Annual Meeting, of an instrument revoking the proxy bearing a date later than the proxy; (ii) delivery to the Secretary of the Company, at or before the Annual Meeting, of a duly executed proxy bearing a later date; or (iii) attending the Annual Meeting and giving notice of revocation to the Secretary of the Company, or expressing to the Secretary of the Company a desire to vote his or her shares in person in a manner contrary to that set forth in his or her previous proxy (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any instrument revoking a proxy should be sent to: One Price Clothing Stores, Inc., 1875 East Main Street, Highway 290, Commerce Park, Duncan, South Carolina 29334, Attention: Secretary.

     The holders of a majority of shares of Common Stock entitled to vote must be present in person, or represented by proxy, to constitute a quorum and act upon the proposed business. Directors are elected by a plurality of votes of the shares present in person or represented by proxy at the Annual Meeting. Shareholders do not have the right to cumulate their votes in the election of directors.

     An automated system administered by the Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present for purposes of determining a quorum. Each is tabulated separately. Broker non-votes are not counted for purposes of determining the votes cast for directors. With regard to the election of directors, votes may be cast in favor, or withheld; votes that are withheld for a nominee for director will be excluded in calculating the votes received in favor of such nominee.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of May 1, 1998, except as otherwise noted, information regarding the persons known by the Company to own beneficially more than five percent of the Company's Common Stock. Information regarding security ownership of individual directors is included under "Election of Directors" below. Unless otherwise indicated in the notes to the table, the Company believes that the persons named in the table have sole voting and dispositive power with respect to all of the shares of Common Stock shown as beneficially owned by them.



Name and Address                         Amount and Nature        Percentage of Total
of Beneficial Owner                   of Beneficial Ownership     Outstanding Shares
----------------------------------   -------------------------   --------------------
  Henry D. Jacobs, Jr.
   1875 East Main Street
   Highway 290, Commerce Park
   Duncan, SC 29334                       2,117,119 (1)                  20.29%
  FMR Corp.
   82 Devonshire Street
   Boston, MA 0210                          901,600 (2)                   8.64%
  Dimensional Fund Advisors, Inc.
   1299 Ocean Ave. --  11th Fl.
   Santa Monica, CA 90401                   524,497 (3)                   5.03%

----------
(1) Mr. Jacobs is the Chairman of the Board, a non-executive position. He retired as President and CEO of the Company on April 24, 1997. The figure shown includes 165,000 shares owned by Mr. Jacobs' spouse, as to which he may be deemed to share voting and investment power, but disclaims beneficial ownership.

(2) The information regarding beneficial ownership of shares was derived from the Schedule 13G of FMR Corp. ("FMR") dated February 12, 1998. According to the Schedule 13G, FMR has voting power with respect to none of the indicated shares and may be deemed to have sole dispositive power with respect to all of the indicated shares because its wholly-owned subsidiary, Fidelity Management and Research Company ("Fidelity") (which has the same business address as FMR) acts as an investment adviser to various investment companies. The Schedule 13G reported that: (i) one investment company, Fidelity Low-Priced Stock Fund ("FLPSF") (which has the same business address as FMR), owned all of the shares shown; (ii) each of Edward C. Johnson 3d, FMR, through its control of Fidelity, and FLPSF has sole power to dispose of the shares shown; (iii) the sole voting power with respect to the shares shown resides in the Board of Trustees of FLPSF; and (iv) through ownership of common stock of FMR and a shareholder's agreement, Mr. Johnson and members of his family (including Abigail Johnson) and trusts for their benefit may be deemed to form a controlling group with respect to FMR.

(3) The information regarding beneficial ownership of shares was derived from the Schedule 13G of Dimensional Fund Advisors, Inc. ("Dimensional"), dated February 9, 1998, and a letter addressed to the Company dated February 6, 1998. According to the Schedule 13G, all such shares are held by advisory clients of Dimensional, with respect to which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of such securities.

                             ELECTION OF DIRECTORS
                                (Proxy Item 1)

Information Respecting Nominees for Director

     The Company's By-Laws provide that the Company shall have at least three and no more than nine directors, the exact number to be determined by resolution of the Board of Directors from time to time. The Board of Directors has, by resolution, established the number of directors at eight. Shares may not be voted cumulatively in the election of directors. Directors are elected by a plurality of votes of shares present in person or represented by proxy at the meeting. Abstentions and broker non-votes effectively have no effect on the election of directors. Each of the directors elected at the meeting will serve until his or her successor is duly elected and qualified or until his or her earlier resignation or removal in accordance with the Company's By-Laws.

     Unless a stockholder directs otherwise, it is the intention of the persons named as proxy holders in the enclosed proxy card to vote each of the proxies for the election of the persons named below as directors. Management of the Company believes that all of the nominees will be available and able to serve as directors, but in the event that any nominee is not available or able to serve, the shares represented by proxies will be voted for such substitute as shall be designated by the Board.

     The table below sets forth for each nominee (based upon information supplied by him or her), his or her name, age, principal occupation and business experience for the past five years, length of service as a director of the Company, and the number of shares, nature of beneficial ownership and percentage of the outstanding shares of Common Stock beneficially owned by him or her, all as of May 1, 1998.



                                                                          Amount and
                                                                           Nature of
                                                         Director         Beneficial        Percentage of Total
Name and Age                  Principal Occupation         Since           Ownership        Outstanding Shares
-------------------------   ------------------------   ------------   ------------------   --------------------
Larry I. Kelley             President and Chief           1997              131,250(2)              1.24%
 55                         Executive Officer of
                            the Company (1)
Cynthia R. Cohen            President of Strategic        1994               17,714(4)               (14)
 44                         MindShare (3)
Warren Flick                Retired President and                             5,000                  (14)
 54                         Chief Operating
                            Officer of U.S.
                            KMart Stores (5)
Laurie M. Shahon            President of Wilton           1994               25,000(4)               (14)
 46                         Capital Group (6)
Malcolm L. Sherman          Chairman and Chief            1993               22,500(4)               (14)
 66                         Executive Officer of
                            Ekco Group, Inc. (7)
James M. Shoemaker, Jr.     Member of the law             1991               47,500(9)               (14)
 65                         firm of Wyche, Burgess,
                            Freeman &
                            Parham, P.A. (8)
Leonard M. Snyder           Consultant and             April 1998            26,667(11)              (14)
 50                         Director of the
                            Company(10)
Raymond S. Waters           Director of the               1984              199,479(13)             1.91%
 73                         Company (12)

----------
 (1) Mr. Kelley has served as President and Chief Executive Officer of the Company since joining the Company on April 24, 1997. Mr. Kelley served from 1991 until just prior to joining the Company as President and Chief Executive Officer of Casual Male Big & Tall, a men's clothing retailer and a division of J. Baker, Inc.

 (2) Represents 131,250 shares subject to presently exercisable stock options.

 (3) Ms. Cohen has been President of Marketplace 2000, a marketing and strategy consulting firm, since 1990. Marketplace 2000 changed its name to Strategic MindShare in April 1998. Ms. Cohen is a director of Loehmann's Holdings, Inc., Office Depot, Inc., and Capital Factors Holding, Inc.

 (4) The figure shown includes 15,000 shares subject to presently exercisable stock options.

 (5) Mr. Flick served from 1995 to 1997 as President and Chief Operating Officer, U.S. Kmart Stores, a chain of over 2,100 traditional discount stores, and also served as a member of the Board of the parent, Kmart Corporation. From 1988 to 1995, he served as a senior executive for Sears Roebuck and Co., and as Chairman, President and Chief Executive Officer for Sears de Mexico from 1994 to 1995. Mr. Flick is a director of Stride Rite Corporation, a leading marketer of shoes, and The Fashion Association, a trade association.

 (6) Since January 1994, Ms. Shahon has served as President of Wilton Capital Group, an investment firm. Ms. Shahon served as Managing Director of '21' International Holdings, Inc., a private holding company, from April 1988 to December 1993. Ms. Shahon also serves as a director of Arbor Drugs, Inc., Ames Department Stores, Inc. and Homeland Stores, Inc.

 (7) Mr. Sherman has served since 1996 as the Chairman and Chief Executive Officer of Ekco Group, Inc., a manufacturer and marketer of branded houseware products. Mr. Sherman has also served as Chairman of the Board of Advisors of Gordon Brothers, a jewelry and financial services corporation, since 1993. Mr. Sherman also has served as Chairman of the Board of Directors of StethTech Corporation, a medical devices company, since 1994. Mr. Sherman serves as a director of Maxwell Shoe Company and Ekco Group, Inc. Mr. Sherman served from 1991 to 1995 as Chairman of the Board of Directors of K.T. Scott, Ltd., a limited partnership which, until January 1994, was a controlling shareholder of K.T. Scott Inc. K.T. Scott Inc. engaged in the sale of wallpaper and window treatments. On July 14, 1995, K. T. Scott Inc. filed a plan of reorganization under Chapter 11 of the Bankruptcy Code. K. T. Scott Inc. converted the filing to one under Chapter 7 of the Bankruptcy Code on November 22, 1995. Mr. Sherman served as President and Chief Executive Officer of Morse Shoe, Inc. from June 1992 to January 1993.

 (8) Mr. Shoemaker has been a member of the law firm of Wyche, Burgess, Freeman & Parham, P.A. since 1965. Mr. Shoemaker also serves as a director of Palmetto Bancshares, Inc., Ryan's Family Steak Houses, Inc. and Span-America Medical Systems, Inc.

 (9) The figure shown includes 15,000 shares subject to presently exercisable stock options. The figure shown also includes 4,500 shares owned by Mr. Shoemaker's spouse and 6,000 shares in a trust of which Mr. Shoemaker is a co-trustee for his adult children, as to which he may be deemed to share voting and investment power, but disclaims beneficial ownership.

(10) On April 16, 1998, Mr. Snyder was appointed to the Board of Directors of the Company to fill a vacancy arising from the resignation of Mr. David Bellet, which was effective on December 10, 1997. Mr. Snyder also became a consultant to the Board on April 16, 1998. Mr. Snyder has been a marketing and management consultant since January 1995. From April 1987 to October 1994, he served as Chairman and Chief Executive Officer of Lamonts Apparel, Inc., a chain of approximately 55 family apparel stores, with over $250 million in sales. Lamonts Apparel, Inc. filed a plan of reorganization under Chapter 11 of the Bankruptcy Code in January 1995 and emerged from bankruptcy in January 1998. Mr. Snyder was not an executive officer of Lamonts Apparel, Inc. at the time of its filing. Prior to his tenure at Lamonts Apparel, Inc., Mr. Snyder held executive positions with Allied Stores Corporation, Inc. Mr. Snyder also serves as a Director of Monaco Finance, Inc., and Henry's, a chain of photo and digital camera stores in Canada and a division of Cranbrook Glen Enterprises, Limited.

(11) Represents 26,667 shares subject to presently exercisable stock options, subject to certain conditions.

(12) Mr. Waters served as Secretary of the Company from 1988 to August 1996. He served as Treasurer of the Company from 1984 to 1992 and as Executive Vice President from 1987 to 1992. Mr. Waters also served as Chief Financial Officer of the Company from 1984 to 1987 and as Vice President of the Company from 1986 to 1987.

(13) The figure shown includes 15,000 shares subject to presently exercisable stock options. The figure shown also includes 75,270 shares owned by Mr. Waters' spouse, as to which he may be deemed to share voting and investment power, but disclaims beneficial ownership.

(14) Less than one percent (1%).

Directors' Fees

     The Board pays directors' fees to its non-employee directors. In 1997, directors' fees were $20,000, plus $2,000 per day for any special meetings of the Board beyond the four regularly scheduled meetings, $3,500 for each committee on which such director served and an additional $2,500 for chairing a committee of the Board. In addition, pursuant to the Company's Director Stock Option Plan, as amended, each non-employee director of the Company, other than Mr. Snyder, is entitled to receive annual grants of options with respect to 5,000 shares of Common Stock. On March 29, 1996, Mr. Bellet, Ms. Cohen, Mr. Moseley, Mr. Shoemaker, Mr. Sherman, Ms. Shahon and Mr. Waters each received options with respect to 5,000 shares of Common Stock, each with an exercise price of $4.50 per share, the fair market value on the date of grant. All of these options are presently exercisable. On April 30, 1997, each of these non-employee directors also received options for an additional 5,000 shares of Common Stock, each with an exercise price of $3.6875 per share, the fair market value on the date of grant. On April 30, 1998, all non-employee directors serving at such time, other than Mr. Snyder (who is not eligible to participate in the Company's Director Stock Option Plan), received an annual grant of 5,000 shares of Common Stock, each with an exercise price of $2.78 per share, the market value on the date of grant. All of these options are presently exercisable.

     During fiscal 1997 Mr. Waters received $5,000 for consulting services to the Company.


Meetings and Committees

     During the 1997 fiscal year, the Board of Directors met four times in person and had eight meetings by telephone. Each member of the Board attended at least 75% of the total number of meetings of the Board of Directors and committees on which he or she served.

     The Board of Directors has an Audit Committee which is responsible for reviewing and making recommendations regarding the Company's engagement of independent auditors, the annual audit of the Company's financial statements, and the Company's internal accounting practices and policies. The current members of the Audit Committee are Cynthia R. Cohen, Malcolm L. Sherman and Raymond S. Waters. Ms. Cohen serves as Chairman of this committee. The Audit Committee met four times during fiscal 1997.

     The Board of Directors also has a Compensation Committee, the function of which is to make recommendations to the Board of Directors as to the salaries and bonuses of the officers of the Company. The members of the Compensation Committee are Charles D. Moseley, Jr., Laurie M. Shahon, James M. Shoemaker, Jr. and Raymond S. Waters. Ms. Shahon serves as Chairman of this committee. The Compensation Committee had ten consent actions without meeting and met two times by telephone during fiscal 1997.

     Historically, the Board of Directors has had a Stock Option Committee which has been authorized to grant options to purchase shares of Common Stock to any eligible individual pursuant to the Company's 1988 and 1991 Stock Option Plans. This Committee was merged into the Compensation Committee in June 1997. Prior to such merger, the Stock Option Committee had two consent actions without meeting and met physically one time during fiscal 1997. Prior to merging, the members of the Stock Option Committee were Henry D. Jacobs, Jr. and Raymond S. Waters. Mr. Waters served as Chairman of this committee.

     The Board of Directors also has a Board of Governance Committee which is authorized to make recommendations to the Board of Directors as to governance matters concerning the Company. The members of the Board of Governance Committee are Cynthia R. Cohen, Laurie M. Shahon and Malcolm L. Sherman. Mr. Sherman serves as Chairman of this committee. The Board of Governance Committee met four times in person and eight times by telephone during fiscal 1997.

     The Company does not have a nominating committee of the Board. The Board performs these functions.

                     COMPENSATION COMMITTEE INTERLOCKS AND
                         INTERESTED PARTY TRANSACTIONS

     The following directors served on the Compensation Committee of the Board during fiscal 1997: Charles D. Moseley, Jr., Laurie M. Shahon, James M. Shoemaker, Jr. and, as of June 1997, Raymond S. Waters. Laurie M. Shahon serves as Chairman of this committee. The law firm of Wyche, Burgess, Freeman & Parham, P.A., of which Mr. Shoemaker is a member, serves as the Company's principal outside counsel. The following directors served on the Stock Option Committee of the Board until it was merged into the Compensation Committee in June 1997: Henry D. Jacobs, Jr. and Raymond S. Waters. Mr. Jacobs is Chairman of the Board, and also served as President and Chief Executive Officer of the Company throughout 1996 and until resigning such positions on April 24, 1997. Mr. Waters served as Secretary of the Company until August 1996.

     Fidelity Management Trust Company provides record keeping and trustee services relating to the administration of the Company's 401(k) retirement plan pursuant to an agreement dated March 23, 1992, that is automatically extended for successive one-year terms. Fidelity Management Trust Company is a wholly-owned subsidiary of FMR Corp., which reported that it owned approximately 8.64% of the Company's outstanding Common Stock as of February 12, 1998. The Company's agreement with Fidelity Management Trust Company may be terminated by either party upon 60 days' written notice. The Company paid Fidelity Management Trust Company an aggregate of $27,512 during fiscal 1997 pursuant to this agreement and expects to pay similar sums to Fidelity Management Trust Company in the future for these services.

     In fiscal 1997, Mr. Kelley, the Company's President and Chief Executive Officer, received a loan from the Company in the amount of $225,000. Interest on such loan is set at a floating rate equal to the rate the Company pays under its revolving credit agreement with its principal lender.

     On April 16, 1998, Mr. Snyder was appointed to the Board and entered into an agreement with the Company to serve as a consultant to the Board, with compensation for such consulting position set at $130,000 per annum. The agreement also provides that assuming he is elected to the Board by the stockholders pursuant to Item 1 of the Proxy, the Board will appoint him as Chairman, a non-executive position, at which time his annual compensation for all Board related activities will be $150,000 and his consultancy will end. In addition, he received a grant of options with respect to 80,000 shares of Common Stock of the Company, each with an exercise price of $1.77 per share, the average price of the stock as of the date of grant, April 16, 1998. Such options vest as follows: one-third upon the initial grant, one-third on the first anniversary date, April 16, 1999, and the remaining one-third on the second anniversary date of the initial grant, April 16, 2000, subject to certain conditions.


                       EXECUTIVE OFFICERS OF THE COMPANY

     The table below lists the Company's current executive officers and describes their business experience. George V. Zalitis became an executive officer in April 1998.



        Name and Age                    Position with the Company
---------------------------   ---------------------------------------------
       Larry I. Kelley        President and Chief Executive Officer (1)
        55
       Stephen A. Feldman     Executive Vice President
        50                    and Chief Financial Officer (2)
       Alphonse J. Nepa       Senior Vice President - Merchandising (3)
        46
       Ronald C. Swedin       Senior Vice President - Store Operations (4)
        52
       George V. Zalitis      Senior Vice President - Planning,
        45                    Allocation & Distribution (5)

----------
(1) See "Election of Directors"

(2) Mr. Feldman became Chief Financial Officer of the Company in January 1995, and became Executive Vice President in January 1996. Prior to that time, Mr. Feldman had served as Senior Vice President - Chief Financial Officer of Bradlees, Inc., a northeastern regional discount department store chain, since 1992. In June 1995, Bradlees, Inc. filed a plan of reorganization under Chapter 11 of the Bankruptcy Code.

(3) Mr. Nepa joined the Company in November 1997 as Senior Vice President - Merchandising. From October 1992 until joining the Company he served as Vice President - Merchandising of It's Fashion, a division of Cato Corporation.

(4) Mr. Swedin joined the Company in March 1992 as Vice President - Store Operations. He was promoted to Senior Vice President - Store Operations in January 1996.

(5) Mr. Zalitis joined the Company in October 1991 as Vice President - Finance. He was promoted to Chief Financial Officer in January 1993. He transferred to the position of Vice-President - Distribution in 1994 and was promoted to Senior Vice President, Planning, Allocation & Distribution in April 1998.


                       SECURITY OWNERSHIP OF MANAGEMENT

     The following table provides information as of May 1, 1998, regarding stock ownership by individuals who served as Named Executive Officers of the Company during 1997 and of all current directors and executive officers of the Company, as a group:



                                                               Amount and Nature
                                                                 of Beneficial    Percentage of Total
             Name                   Principal Occupation           Ownership      Outstanding Shares
------------------------------ ------------------------------ ------------------ --------------------
                                                                   2,117,119(1)         20.29%
  Henry D. Jacobs, Jr.         Chairman of the Board
  Larry I. Kelley              President and                         131,250(2)          1.24%
                               Chief Executive Officer
  Stephen A. Feldman           Executive Vice President and           23,000(2)            (6)
                               Chief Financial Officer
  Ronald C. Swedin             Senior Vice President -                45,550(3)            (6)
                               Store Operations
  Thomas M. Unrine             Senior Vice President -                     0               (6)
                               Merchandise
                                                                   2,776,807(5)         25.75%
  All directors and executive
   officers as a group
   (14 persons) (4)

----------
(1) The figure shown includes 165,000 shares owned by Mr. Jacob's spouse, as to which he may be deemed to share voting and investment power, but disclaims beneficial ownership.

(2) The figure shown represents shares not outstanding as of May 1, 1998, but subject to stock options presently exercisable.

(3) The figure shown includes 42,050 shares not outstanding as of May 1, 1998, but subject to stock options presently exercisable.

(4) Includes both A. J. Nepa, and George V. Zalitis, neither of whom were Named Executive Officers in fiscal 1997, and Charles D. Moseley, Jr., a director, who is retiring from the Board. At May 1, 1998, Mr. Moseley was deemed to own 81,678 shares, less than 1% of the Company's outstanding shares, of which 15,000 shares were not outstanding as of May 1, 1998, but were subject to stock options presently exercisable.

(5) Includes 349,817 shares of Common Stock not outstanding as of May 1, 1998, but subject to stock options presently exercisable. Pursuant to Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934, as amended, these shares are deemed outstanding for purposes of calculating the percentage of outstanding shares of Common Stock beneficially owned by the Company's executive officers and directors.

(6) Less than one percent (1%).

     The executive officers of the Company are appointed by the Board of Directors of the Company and serve at the pleasure of the Board.

                      COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the compensation during fiscal years 1997, 1996 and 1995 of each of the individuals who served as the Company's executive officers during fiscal 1997 (the "Named Executive Officers"). In March 1996, the Company elected to change its fiscal year from the Saturday nearest December 31 to the Saturday nearest January 31. In connection with this change, the Company reported its financial results for a transition period from December 31, 1995 to February 3, 1996 (the "Transition Period"). For ease of comparison, information is also presented below for the Transition Period.


                          Summary Compensation Table



                                                                                          Long-Term
                                                          Annual Compensation            Compensation
                                                 -------------------------------------- -------------
                                                                                            Awards
                                                                                        -------------
                                                                         Other Annual     Securities      All Other
          Name and                                 Salary     Bonus      Compensation     Underlying    Compensation
     Principal Position              Year           ($)      ($)(2)         ($)(3)       Options (#)       ($)(4)
---------------------------- ------------------- --------- ---------- ----------------- ------------- ----------------
 Henry D. Jacobs, Jr.(1)                  1997   345,000         0               0               0          16,905
  Chairman of the Board                   1996   330,000         0           1,615               0             762
                             Transition Period    25,385         0               0               0          15,209
                                          1995   330,000         0           1,615               0           9,825
 Larry I. Kelley                          1997   310,769   150,000          14,815         300,000          54,501
  President & CEO
 Stephen A. Feldman (5)                   1997   259,692         0               0               0           6,471
  Executive Vice                          1996   245,192         0              22          30,000           4,883
  President and Chief        Transition Period    17,308         0               0               0               0
  Financial Officer                       1995   216,346         0          56,309(6)       25,000           2,864
 Ronald C. Swedin (7)                     1997   233,885         0               0               0           8,541
  Senior Vice President -                 1996   222,053         0              33          27,000             806
  Store Operations           Transition Period    16,129         0               0               0               0
 Thomas M. Unrine (8)                     1997   133,692         0               0               0         131,024(9)
  Senior Vice President -                 1996   250,000         0          64,198(10)      25,000               0
  Merchandising              Transition period    10,577         0               0          30,000               0

----------
 (1) Mr. Jacobs retired as President and CEO of the Company on April 24, 1997.

 (2) The amount shown was paid pursuant to Mr. Kelley's Employment Contract, discussed under the heading "Compensation Committee Report on Executive Compensation" -- "Executive Officer Compensation". Of such amount, $50,000 was received by Mr. Kelley on February 2, 1998, two days after the end of the fiscal year end.

 (3) The amounts shown in this column were paid for reimbursement of taxes. The Company's top managers also receive certain non-cash compensation in the form of personal benefits. Although the value of such compensation cannot be determined precisely, the Company has determined that such compensation did not exceed $10,000 as to any of the Named Executive Officers during any of fiscal years 1997, 1996, or 1995.

 (4) "All Other Compensation" for 1997 includes the following: (i) contributions of $4,750, $3,393, and $4,750 to the Company's 401(k) Plan on behalf of Messrs. Jacobs, Feldman and Swedin, respectively, to match fiscal 1997 pre-tax elective deferral contributions (included under Salary) made by each to such plan; (ii) premium payments of $5,623, $1,208, $1,078, $1,791, and $1,024 for the benefit of Messrs. Jacobs, Kelley, Feldman, Swedin and Unrine, respectively, in order to continue a level of life insurance coverage not otherwise available under the Company's standard life insurance plan; (iii) premium payments of $4,532 for the benefit of Mr. Jacobs to continue coverage under a long-term disability policy at a level not otherwise available to salaried employees generally; (iv) a medical reimbursement of up to $2,000 to each of Messrs. Jacobs, Feldman, Swedin and Unrine, respectively; (v) $37,293 for one-time relocation expenses of Mr. Kelley; and, (vi) approximately $16,000 paid by the Company on behalf of Mr. Kelley as part of obtaining a release from his prior employer.

 (5) Mr. Feldman joined the Company in January 1995.

 (6) This amount represents a one-time reimbursement by the Company for taxes paid by Mr. Feldman with respect to moving benefits furnished to him by the Company.

 (7) Mr. Swedin became an executive officer in January 1996.

 (8) Mr. Unrine joined the Company in January 1996, and left the Company in August 1997.

 (9) Of this amount, $128,000 relates to severance payments pursuant to Mr. Unrine's Employment Agreement with the Company, dated December 1995.

(10) Of this amount, $64,187 represents a one-time reimbursement by the Company for taxes paid by Mr. Unrine with respect to moving benefits furnished to him by the Company.


Stock Options

     The following table sets forth information regarding option grants with respect to Common Stock made by the Company to the Named Executive Officers during fiscal 1997.


                       Option Grants in Last Fiscal Year



                                    Individual Grants
------------------------------------------------------------------------------------------
                                   Number of       % of Total
                                  Securities         Options                                  Grant Date
                                  Underlying       Granted to     Exercise                     Present
                                    Options         Employees       Price      Expiration       Value
            Name                  Granted (#)        in 1997       ($/Sh)        Date(1)        ($)(2)
----------------------------   ----------------   ------------   ----------   ------------   -----------
   Henry D. Jacobs, Jr.(3)                0              0%         NA            NA                 0
   Larry I. Kelley                  300,000(4)        58.8%      4.125         3/26/2007       613,886
   Stephen A. Feldman                     0              0%         NA            NA                 0
   Ronald C. Swedin                       0              0%         NA            NA                 0
   Thomas M. Unrine                       0              0%         NA            NA                 0

----------
(1) The option plan pursuant to which the options were granted and/or stock option agreements set forth certain earlier expiration dates.

(2) The grant date present value was calculated using the Black-Scholes option pricing model assuming an expected volatility of 65%, a risk-free rate of return of approximately 6.0%, a dividend yield of 0%, and an estimated option life of approximately 1.2 years from the exercisability date.

(3) Mr. Jacobs is ineligible to receive stock options under the Company's stock option plans.

(4) These options became exercisable with respect to 25% of the shares covered thereby on Mr. Kelley's date of employment, April 24, 1997, and, thereafter, are exercisable equally over a period of four years commencing twelve months from such date of employment.

Option Exercises

     The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the 1997 fiscal year and unexercised options held as of the end of the 1997 fiscal year.


                Aggregated Option Exercises in Last Fiscal Year
                          and Year-End Option Values



                                                                       Number of
                                                                       Securities
                                                                       Underlying
                                                                      Unexercised       Value of Unexercised
                                                                       Options at       In-the-Money Options
                                                                      1997 Fiscal          at 1997 Fiscal
                                                                      Year-End (#)          Year-End ($)
                                                                   -----------------   ---------------------
                               Shares Acquired         Value          Exercisable/          Exercisable/
            Name               on Exercise (#)     Realized ($)      Unexercisable         Unexercisable
---------------------------   -----------------   --------------   -----------------   ---------------------
 Henry D. Jacobs, Jr. (1)            0                  0                       0               0/0
 Larry I. Kelley                     0                  0          75,000/225,000               0/0
 Stephen A. Feldman                  0                  0           20,000/35,000               0/0
 Ronald C. Swedin                    0                  0           38,900/26,850               0/0
 Thomas M. Unrine                    0                  0                       0               0/0

----------
(1) Mr. Jacobs is ineligible to receive stock options under the Company's stock option plans.


          EMPLOYMENT CONTRACTS AND DEFERRED COMPENSATION ARRANGEMENTS

     All executive officers of the Company, including Messrs. Kelley, Feldman, Nepa, Swedin and Zalitis, are parties to employment contracts with the Company. Mr. Kelley's contract, which was entered into on March 26, 1997, is for a term of six years, unless terminated earlier as provided for in the contract. Mr. Kelley's contract provides that in the event of termination without "cause", he shall receive up to one year's severance payments, plus up to an additional six months of severance payments if unemployed at the end of such twelve month period. This contract also provides for Mr. Kelley to become a member of the Board upon execution of the contract. In the case of Messrs. Feldman, Nepa, Swedin and Zalitis, such agreements provide for the continuation of base salary for a period of six months after the date of involuntary termination of employment without cause, with provisions for up to an additional six months if other employment has not commenced.

     In fiscal 1997, the Company entered into a deferred compensation agreement with Mr. Jacobs in consideration for his past service to the Company. The agreement provides for payment to Mr. Jacobs, or his beneficiary, of an aggregate of $1,650,000, payable in 120 consecutive monthly payments of $13,750 beginning upon the earlier of Mr. Jacobs' retirement or death. The agreement provides that the entire unpaid portion of the compensation amount becomes immediately due and payable in the event of certain extraordinary corporate transactions described in the agreement. The agreement also contains confidentiality and noncompetition provisions.

     In fiscal 1997, the Company entered into a deferred compensation agreement with Mr. Kelley providing, among other things, that so long as Mr. Kelley is employed by the Company for a minimum of six years, he shall receive a retirement sum payable over 120 consecutive monthly payments of $5,000 (including interest), beginning upon the date of retirement.

     Mr. Raymond S. Waters retired from his position as Secretary of the Company in August 1996 and from his positions as Executive Vice President and Treasurer in June 1992. In June 1992, the Company and Mr. Waters entered into a deferred compensation agreement for the benefit of Mr. Waters in recognition of his years of service to the Company. This agreement provides that Mr. Waters will receive deferred compensation payments of $6,250 per month for 120 months upon retirement. The aggregate amount payable under this arrangement is $750,000. During fiscal 1997, Mr. Waters received payments aggregating $75,000 pursuant to the agreement.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     In June 1997, the Stock Option Committee was merged into the Compensation Committee, and Mr. Waters, formerly a member of the Stock Option Committee, was appointed a member of the Compensation Committee. Decisions on non-stock compensation of the Company's executives generally are made by the four-member Compensation Committee of the Board. Each member of the Compensation Committee is a non-employee director. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers (the "Executive Officers") are reviewed by the full Board, except for decisions about awards under certain of the Company's stock-based compensation plans. The Compensation Committee is providing the following report:


Compensation Policies Toward Executive Officers

     The Company's executive compensation policies are designed to provide incentives to meet the Company's annual and long-term performance goals, to recognize individual initiative and achievements, and to provide competitive levels of compensation in order to attract and retain qualified executives. The Compensation Committee annually reviews the Company's corporate performance and that of its executives and sets target levels of compensation in its discretion. As a result, the Executive Officers' actual compensation levels in any particular year may be above or below those of the Company's competitors, depending upon Company-wide and individual performance.

     The Compensation Committee believes that stock ownership by management and stock-based performance compensation arrangements are useful tools to align the interests of management with those of the Company's stockholders. Accordingly, the Compensation Committee grants options to most members of the Company's top management and provides compensation packages based in part upon the Company's performance relative to its competitors as well as personal and earnings goals. The Committee believes that Mr. Jacobs' substantial equity interest in the Company provides significant incentive for him to promote stockholder value. For this reason, Mr. Jacobs is not eligible to participate in the Company's stock option plans.

     The Omnibus Budget Reconciliation Act of 1993 denies publicly traded companies the ability to deduct for federal income tax purposes certain compensation paid to top executive officers in excess of $1 million per person. The Compensation Committee and the Stock Option Committee intend to administer the Company's executive compensation programs in such a way that compensation for Executive Officers will be fully deductible under the Internal Revenue Code, including submitting plans for stockholder approval where necessary and determining compensation on an objective basis.


Executive Officer Compensation

     As a result of the recommendation of an outside consulting firm engaged to assist the Compensation Committee, in January 1994, the Compensation Committee approved a plan (the "Compensation Plan") by which the annual compensation of each member of the Company's top management was calculated in 1994 and 1995. This Compensation Plan, which adopted a bonus structure based upon individual and corporate performance and relative corporate performance as compared to a selected peer group, was modified for fiscal 1996 and again for fiscal 1997. This plan, as revised for fiscal 1997, provides for bonuses based upon (i) individual and corporate performance; and (ii) corporate performance based on earnings per share. These performance goals are set at the beginning of each fiscal year and communicated to the participating members of the Company's management.

     During fiscal 1997, the Company did not achieve the minimum earnings per share figure required for the award of bonuses to Executive Officers, and, accordingly, no bonus awards were made to any Executive Officers, including Mr. Kelley, with respect to performance during fiscal 1997. As noted below, pursuant to the terms of his employment agreement with the Company, Mr. Kelley did receive a guaranteed first year bonus.


Mr. Jacobs' 1997 Compensation

     On March 6, 1997, the entire Board, upon the recommendation of the Compensation Committee, approved an increase in Mr. Jacobs' annual base salary to $390,000 for a six-month period following commencement of employment of a new Chief Executive Officer, with an incentive compensation bonus of 30% of Mr. Jacob's actual compensation for the fiscal 1997 based on the Company's Executive Bonus Plan. Mr. Jacobs retired as President and Chief Executive Officer of the Company on April 24, 1997. Since the minimum threshold for payout under such Executive Bonus Plan was not met in fiscal 1997, Mr. Jacobs did not receive a bonus in fiscal 1997. In his capacity as Chairman of the Board, Mr. Jacob's base salary is set at 50% of the $390,000 per annum rate for a period of twelve months starting six months after Mr. Kelley's commencement of employment with the Company. Mr. Jacobs has announced his intention to step down as Chairman of the Board following the Annual Meeting, and is not standing for reelection to the Board.

     During fiscal 1997, the Committee approved the compensation arrangement and deferred compensation agreement with Mr. Jacobs described above under "Employment Contracts and Deferred Compensation Arrangements" in recognition of Mr. Jacobs' role as founder of the Company, coupled with his diligent service to the Company and to promote an orderly transition in connection with his prospective retirement. The determination of this compensation was based upon subjective factors.


Mr. Kelley's 1997 Compensation

     The Compensation Committee's general approach in setting Mr. Kelley's annual compensation under his employment agreement, dated March 26, 1997, was to base a significant percentage of Mr. Kelley's target compensation upon objective long-term performance criteria, and to set a total compensation target that is competitive within the industry. This approach may result in some fluctuations in the actual level of Mr. Kelley's total annual compensation from year to year. The Compensation Committee, however, believes that its emphasis upon objective long-term performance criteria appropriately provides incentives to the Company's Executive Officers toward clearly defined long-term goals, while acknowledging the importance to Mr. Kelley of his having some certainty in the level of his compensation through the base salary component. Mr. Kelley's employment contract provides for a base salary of $400,000, with an automatic increase to $450,000, effective twelve months after commencement of employment. Consistent with tying a significant portion of total compensation to performance criteria, Mr. Kelley shall receive up to 50% of his base salary in bonuses each year that the Company's and his personal goals are met under the Company's Executive Bonus Plan. As noted earlier, no executive officer received a performance bonus under this plan in fiscal 1997 since the minimum financial performance required for award of such bonuses was not met. For fiscal 1998, in order for Mr. Kelley to receive his full bonus of 50%, the Company would need to achieve a specified pre-tax earnings level and he would have to meet his own personal goals, as established by the Board. As part of long-term compensation, under this employment contract, Mr. Kelley also received a grant of options to purchase 300,000 shares of Common Stock of the Company, exercisable 25% on the date of employment and, thereafter exercisable equally over a period of four years commencing twelve months from the date of employment.


Compensation Committee

Laurie M. Shahon
  Chairman

Charles D. Moseley, Jr.

James M. Shoemaker, Jr.

Raymond S. Waters

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
        Among One Price Clothing Stores, Inc., Dow Jones Equity Market
             Index and Dow Jones Speciality Apparel Retailer Index


Performance Graph

     A line graph comparing the cumulative total stockholder return on the Common Stock for the last five fiscal years with the cumulative total return of the Dow Jones Equity Market Index and the Dow Jones Specialty Apparel Market Index for that period is presented below. Total stockholder returns for the period ended January 31, 1997 include the Transition Period as well as fiscal 1996 and accordingly represent a 57- rather than 52-week period.. The stock performance shown in the graph below is not necessarily indicative of future price performance.

                   [GRAPHIC APPEARS HERE--PLOT POINTS BELOW]

             One Price Clothing Stores, Inc.       Dow Jones Specialty Apparel Mkt Index       Dow Jones Equity Market
             -------------------------------       -------------------------------------       -----------------------
12/31/92                   100                                        100                                 100
12/31/93                123.68                                      91.78                               109.95
12/30/94                 62.17                                      86.11                               110.76
12/29/95                 23.68                                      97.12                               152.49
1/31/97                  25.66                                     117.16                               199.26
1/30/98                   15.3                                     191.82                               253.38


     The Performance Graph assumes the investment of $100 on December 28, 1992, and the reinvestment of any and all dividends.

                   STOCKHOLDER PROPOSALS FOR ANNUAL MEETING

     Stockholders wishing to submit a proposal for action at the 1999 Annual Meeting of Stockholders and desiring the proposal to be considered for inclusion in the Company's proxy materials relating thereto must provide a written copy of the proposal to the Company at its principal executive offices not later than January 5, 1999, and must otherwise comply with the rules of the Securities and Exchange Commission relating to stockholder proposals.


                             FINANCIAL INFORMATION

     The Company's 1997 Annual Report to Stockholders (the "1997 Annual Report") is being mailed to the Company's stockholders with this Proxy Statement.

     The Company will provide without charge to any stockholder of record as of May 1, 1998, who so requests in writing, a copy of the 1997 Annual Report or the Company's 1997 Annual Report on Form 10-K (without exhibits) filed with the Securities and Exchange Commission. Upon payment of a reasonable copying charge, the Company will provide such stockholder with copies of exhibits to the 1997 Annual Report on Form 10-K. Any such request should be directed to One Price Clothing Stores, Inc., 1875 East Main Street, Highway 290, Commerce Park, Duncan, South Carolina 29334, Attention: Secretary.


                                   AUDITORS

     The Board of Directors has appointed the accounting firm of Deloitte & Touche as independent auditors for the Company's 1998 fiscal year. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during and with respect to its most recent fiscal year, and written representations that no Form 5 was required, the Company believes that all of its executive officers, directors and persons who may have been deemed to be greater than 10% shareholders during the year have made all filings required to be made under Section 16(a) of the Securities Exchange Act of 1934, as amended.


                                    GENERAL

     Management does not know of any other matters to be presented at the meeting for action by stockholders. If, however, any other matter requiring a vote of the stockholders is properly presented at the meeting or any adjournment thereof, it is intended that votes will be cast pursuant to the proxies with respect to such matters in accordance with the best judgment of the persons acting under the proxies.

     The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by use of the mail, certain officers and regular employees of the Company may solicit, for no additional compensation, the return of proxies by telephone, telegram, or personal interview. The Company has requested that brokerage houses and other custodians, nominees and fiduciaries forward soliciting materials to their principals, the beneficial owners of Common Stock of the Company, and will reimburse them for their reasonable out-of-pocket expenses in so doing. The Company has engaged Corporate Investor Communications to assist in these contacts with brokerage houses, custodians, nominees and fiduciaries for an estimated fee of $3,500 plus reasonable out-of-pocket expenses.

     A list of stockholders entitled to be present and vote at the meeting will be available at the offices of the Company, 1875 East Main Street, Highway 290, Commerce Park, Duncan, South Carolina, for inspection by stockholders during regular business hours from May 28, 1998, to the date of the Annual Meeting. The list also will be available during the meeting for inspection by stockholders who are present.

     Whether or not you expect to be present in person, you are requested to mark, sign, date and return the enclosed proxy card promptly. An envelope has been provided for that purpose. No postage is required if mailed in the United States.

     The above Notice and Proxy Statement are sent by order of the Board of Directors.



                                            /s/ Grant H. Gibson
                                            ______________________________

                                            Grant H. Gibson
                                            Secretary


Duncan, South Carolina
May 8, 1998

                        ONE PRICE CLOTHING STORES, INC.

                         Annual Meeting, June 10, 1998

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                        ONE PRICE CLOTHING STORES, INC.

The stockholder(s) of One Price Clothing Stores, Inc. (the "Company"), a Delaware corporation, whose signature(s) appears on the reverse hereof, hereby constitutes and appoints Henry D. Jacobs, Jr. and Grant H. Gibson, and each of them, attorneys and proxies on behalf of such stockholder(s) to act and vote at the annual meeting of stockholders to be held at the Greenville-Spartanburg Airport Marriott Hotel, I-85 and Pelham Road, Greenville, South Carolina, on June 10, 1998 at 9:00 a.m., local time, and any adjournment of adjournments thereof, and such stockholder(s) instructs said attorneys to vote, as specified on the reverse.

IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THIS PROXY AND IN THE DISCRETION OF THE PROXY HOLDERS UPON SUCH OTHER MATTERS OF BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders dated May 8, 1998 and the Proxy Statement furnished therewith.

--------------------------------------------------------------------------------
        PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE
                               ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     Please date and sign on reverse exactly as name appears on this proxy.
    When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                   DO YOU HAVE ANY COMMENTS?

_______________________________________     ____________________________________
_______________________________________     ____________________________________
_______________________________________     ____________________________________

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

    -------------------------------
    ONE PRICE CLOTHING STORES, INC.
    -------------------------------





    RECORD DATE SHARES:





                                                     -----------------------
     Please be sure to sign and date this Proxy.     Date
----------------------------------------------------------------------------


----Stockholder sign here----------------------------Co-owner sign here-----





1. ELECTION OF DIRECTORS

                                               For All    With-   For All
                                               Nominees   hold    Except

   Cynthia R. Cohen   Malcolm L. Sherman
   Warren Flick       James M. Shoemaker, Jr.    [ ]       [ ]      [ ]
   Larry I. Kelly     Leonard M. Snyder
   Laurie M. Shahon   Raymond S. Waters

   NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).


2. OTHER

   At their discretion upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.





   Mark box at right if an address change or comment has been noted on     [ ]
   the reverse side of this card.